Exhibit 99.1

     Catalina Marketing Announces Unaudited Financial And Operating Metrics

    INVESTORS: CATALINA CAN GIVE NO ASSURANCE THAT THE FINANCIAL INFORMATION CONTAINED HEREIN WILL NOT BE SUBJECT TO FURTHER ADJUSTMENT. ALL FINANCIAL INFORMATION CONTAINED HEREIN IS UNAUDITED. THE AUDITS, WHICH ARE IN A PRELIMINARY STAGE, MAY ALSO RESULT IN CHANGES TO SUCH FINANCIAL INFORMATION.

    ST. PETERSBURG, Fla., Jan. 22, 2004 /PRNewswire/ -- Catalina Marketing Corporation (NYSE: POS) today announced unaudited financial and operating metrics for its third fiscal quarter ended December 31, 2003, and fiscal year to date, with comparisons to prior periods.

    As previously announced, the company is undergoing re-audits of its fiscal 2002 and 2001 financial statements and has not yet completed the audit for fiscal 2003. Due to the status of these audits, the company has delayed the filing of its annual report on Form 10-K for fiscal 2003, ended March 31, 2003, as well as its quarterly reports on Form 10-Q for the first and second quarters of fiscal 2004, ended June 30, 2003 and September 30, 2003, respectively. Since the audits are not yet complete, Catalina will file a notification of late filing with the Securities and Exchange Commission, under Rule 12b-25, to delay the filing of its quarterly report on Form 10-Q, for the third quarter of fiscal 2004, ended December 31, 2003.

    In lieu of being able to provide financial information in the ordinary course, the company is announcing certain unaudited financial and operating metrics for the first three quarters of fiscal 2004, with comparisons to prior periods. All financial and operating information contained herein is unaudited, and as such, the company can give no assurance that the financial information contained herein will not be subject to adjustment. The company intends to publish similar information on a quarterly basis until it is able to return to its standard reporting practices.

    FINANCIAL METRICS

    For the third quarter of fiscal 2004, ended December 31, 2003, Catalina Marketing's cash flow from operations was $32.0 million, a 34% increase from $23.8 million in the same period of the prior fiscal year. Capital expenditures for the third quarter totaled $5.2 million, a decrease from the prior year period's expenditures of $9.9 million. The company's total debt at the end of the fiscal third quarter 2004 totaled $65.3 million, compared to $73.5 million at the end of the prior quarter. During the third quarter of fiscal 2004, the company paid down the $11.0 million balance outstanding on its domestic credit facility at the end of the second quarter of fiscal 2004. The total debt at December 31, 2003 includes the company's obligation for its corporate headquarters facility in St. Petersburg, Florida of $29.6 million due to the adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," which became effective for the company in the second quarter of fiscal 2004. The company's Japanese operation's debt balance at the end of the third quarter of fiscal 2004 totaled $35.8 million, compared to a balance of $32.9 million at the end of the second quarter of fiscal 2004. Approximately $2.2 million of the $2.9 million increase in Japanese debt was attributable to currency fluctuation. Cash balances at the end of the third quarter of fiscal 2004 were $25.4 million, compared to $9.2 million at the end of the second quarter.

    The company's cash flow from operations for the nine months ended December 31, 2003 was $85.7 million, a 14% increase from the comparable prior year nine-month cash flow of $75.1 million. Capital expenditures for the first nine months of fiscal 2004 totaled $20.8 million, compared to $24.0 million for the same nine-month period of the prior year. As of December 31, 2003, the company's cash balance increased to $25.4 million from $1.3 million at March 31, 2003.

     OPERATING METRICS

     The company's installed store base in its core domestic business increased to 17,582 as of December 31, 2003, compared to 17,333 stores at December 31, 2002. During the nine months ended December 31, 2003, the company had net installations of 84 stores. The core domestic business printed 783 million promotions during the fiscal 2004 third quarter and 2.3 billion promotions for the nine months ended December 31, 2003, reaching more than 211 million consumers. In the third quarter and nine months ended December 31, 2002, the core domestic business printed 883 million and over 2.4 billion promotions, respectively, reaching 212 million consumers. The decreased level of promotional activity, in both the third quarter and the fiscal year 2004, was primarily related to decreases in spending by certain consumer product manufacturers within cycles and categories.

    Catalina Marketing Europe's installed store base grew to 4,420 stores at December 31, 2003 compared to its total installed store base of 3,551 at December 31, 2002. The company completed installations in 471 stores on a net basis for the nine months ended December 31, 2003. The store base in Catalina Marketing Japan more than doubled to 1,125 stores at December 31, 2003 from 518 stores at December 31, 2002. Catalina Marketing International printed 230 million promotions during the third quarter of fiscal 2004 and 620 million promotions for the nine months ended December 31, 2003, reaching more than 65 million shoppers. In the third quarter and nine months ended December 31, 2002, Catalina Marketing International printed 156 million and 364 million promotions, respectively, reaching more than 47 million shoppers.

    The Catalina Health Resource (CHR) installed store base of 15,813 as of December 31, 2003, represents a net increase of 671 stores for the nine-month period, excluding the previously disclosed deinstallation of approximately 2,685 Eckerd stores at the beginning of fiscal 2004. CHR had a total installed store base of 15,813 pharmacies as of December 31, 2003, compared to 17,686 pharmacies at December 31, 2002.

    UNAUDITED OPERATING AND FINANCIAL METRICS - CATALINA CAN GIVE NO ASSURANCE THAT THE FINANCIAL INFORMATION CONTAINED HEREIN WILL NOT BE SUBJECT TO FURTHER ADJUSTMENT. ALL FINANCIAL INFORMATION CONTAINED HEREIN IS UNAUDITED. THE AUDITS, WHICH ARE IN A PRELIMINARY STAGE, MAY ALSO RESULT IN CHANGES TO SUCH FINANCIAL INFORMATION.

    (in millions,
     except store
     counts)                                    FY04
                             ---------------------------------------------
                                Q1           Q2            Q3         YTD

    CASH                      $8.7         $9.2        $25.4        $25.4

    TOTAL DEBT               $51.0      **$73.5      **$65.3      **$65.3

    CASH FLOW
     FROM
     OPERATIONS              $16.5        $37.2        $32.0        $85.7

    CAPITAL
     EXPENDITURES             $8.8         $6.8         $5.2        $20.8

    STORES
     Domestic               17,569       17,581       17,582       17,582
     Europe                  4,135        4,255        4,420        4,420
     Japan                     941        1,003        1,125        1,125
     CHR                    15,262       15,338       15,813       15,813

    PROMOTIONS
     Domestic                  648          819          783        2,250
     International             212          178          230          620

    SHOPPER REACH
     Domestic                  215          209          211          211
     International              59           60           65           65


                                                  FY03
                             ---------------------------------------------
                                Q1           Q2           Q3          YTD

    CASH                      $7.3         $5.2         $6.8         $6.8

    TOTAL DEBT               $38.0        $36.6        $55.9        $55.9

    CASH FLOW
     FROM
     OPERATIONS              $22.5        $28.9        $23.7        $75.1

    CAPITAL
     EXPENDITURES             $4.1        $10.0         $9.9        $24.0

    STORES
     Domestic               16,480       16,726       17,333       17,333
     Europe                  3,115        3,291        3,551        3,551
     Japan                     504          507          518          518
     CHR                    17,687       17,624       17,686       17,686

    PROMOTIONS
     Domestic                  736          794          883        2,413
     International             113           95          156          364

    SHOPPER REACH
     Domestic                  210          202          212          212
     International              38           40           47           47

    ** Total debt for the second and third quarters of fiscal 2004, includes the consolidation of the $29.6 million synthetic lease related to the company's corporate headquarters facility.

    Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of behavior-based marketing services for manufacturers and retailers. These behavior-based marketing services are provided by interrelated operating groups that strive to influence the purchase behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing Corporation is able to reach consumers internationally and domestically -- in-store, using incentives, loyalty programs and advertising messages, and at-home, through direct mail and sampling. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, is never sold or given to any outside party without the express permission of the consumer.

    Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the policies and programs of the company's retail partners, the success of new services and businesses and the pace of their implementation, and the company's ability to maintain favorable client relationships.

SOURCE  Catalina Marketing Corporation
    -0-                  01/22/2003
    /CONTACT: Investors, Christopher W. Wolf, Executive Vice President and Chief Financial Officer, +1-727-579-5218, or Joanne Freiberger, Vice President, Finance, +1-727-579-5116, or Media, Susan Gear, Executive Director, Marketing, +1-727-579-5452, all of Catalina Marketing/
    /Web site:  http://www.catalinamarketing.com/
    (POS)

CO:  Catalina Marketing Corporation
ST:  Florida
IN:  ADV
SU: